                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                   SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       COMMISSION FILE NUMBER:  0-23560

                                XCELLENET, INC.
            (Exact name of registrant as specified in its charter)

                        5 CONCOURSE PARKWAY, SUITE 850
                            ATLANTA, GEORGIA  30328
                                (770) 804-8100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
         SERIES G JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                                     NONE
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: 1


                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, XcelleNet, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       STERLING COMMERCE (SOUTHERN), INC.
                                       (As successor by merger to
                                        XcelleNet, Inc.)


Date:  July 21, 1998                   By:/s/ Albert K. Hoover
                                          -------------------------------
                                          Albert K. Hoover
                                          Vice President, Secretary and
                                          Assistant Treasurer